Exhibit 5.2

250 West 55th Street New York New York 10019-9601 TELEPHONE: 212.468.8000 FACSIMILE: 212.468.7900 www.mofo.com morrison & foerster llp

amsterdam, austin, berlin, boston,
brussels, denver, hong kong,
london, los angeles, miami, new york,
palo alto, san diego, san francisco,
shanghai, singapore,
tokyo, washington, d.c.

June 27, 2025

A Paradise Acquisition Corp.
The Sun’s Group Center

29th Floor, 200 Gloucester Road

Wan Chai, Hong Kong

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special United States counsel to A Paradise Acquisition Corp., a blank check company incorporated in the British Virgin Islands (the “Company”), in connection with its registration statement on Form S-1 (File No. 333-287505), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering of 23,000,000 units of the Company, including the underwriter’s over-allotment option to purchase an additional 3,000,000 units (collectively, the “Units”), with each Unit consisting of one Class A ordinary share with no par value (the “Class A Ordinary Shares”), of the Company and a right (the “Rights”) to purchase one-eighth of one Class A Ordinary Share.

The Units are to be sold by the Company pursuant to an Underwriting Agreement among the Company and the underwriters named therein, the form of which will be filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”). The Rights will be issued pursuant to a Rights Agreement to be entered into by and between the Company and Continental Stock Transfer & Trust Company, as the rights agent, the form of which will be filed as Exhibit 4.4 to the Registration Statement (the “Rights Agreement”).

As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, including a draft of the Rights Agreement and specimens of certificates for the Units and the Rights. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing. This opinion letter is based as to matters of law solely on the laws of the State of New York as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

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Based upon the foregoing, and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.	When the Units are delivered in accordance with the Underwriting Agreement upon payment of the agreed upon consideration therefor, the Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

2.	When the Units are delivered in accordance with the Underwriting Agreement upon payment of the agreed upon consideration therefor, the Rights included in such Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

In addition, in rendering the foregoing opinions we have assumed that:

a)	The Company (i) is duly incorporated and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Rights Agreement;

b)	the Company has the corporate power and authority to execute, deliver and perform all its obligations under the Rights Agreement;

c)	neither the execution and delivery by the Company of the Rights Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Units: (i) conflicts or will conflict with the Amended and Restated Memorandum and Articles of Association of the Company, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject or (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the laws of the State of New York); and

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d)	neither the execution and delivery by the Company of the Rights Agreement nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Units, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP